Exhibit 10.18

INVENTION TRANSFER AGREEMENT

This Invention Transfer Agreement (hereinafter: Agreement) has been entered into by and between
KALMÁR NAGY Imre (residing at: 1022 Budapest, Alsótörökvész út 14., mother's name: DUBECZ Margit)
(hereinafter: Inventor), on the one hand,
and
VIDATECH Technológiai Kutató, Fejlesztő és Szolgáltató Korlátolt Felelősségű Társaság (head office: 1095 Budapest, Soroksári út 94-96.; company registration No.: 01-09-870107, recorded at the [Budapest] Metropolitan Court as Court of Registration, represented by: KUN Dániel Jr, Managing Director; hereinafter: Legal Successor), on the other hand,
(referred to hereinafter individually as Party and collectively as Parties), at the date stated hereinbelow.

Whereas
•
The Inventor created an invention (hereinafter: Invention) to be presumably qualified as patentable by Pintz and Partners Patent and Trademark Office (Budapest, District XII, Mártonhegyi út 31.) on the basis of Act XXXIII of 1995 on the Patent Protection of Inventions (hereinafter: Patent Act);

•	The Legal Successor is dealing in the exploitation of inventions and patents,
•
Vidatech is the fully owned subsidiary (registered in the Republic of Hungary) of Power of the Dream Ventures, Inc. (a public limited company registered in the State of Delaware of the United States of America, represented by: ROZSNYAY Viktor, Chairman and CEO);

the Parties agreed this day under the following terms and conditions:

I.	Definitions Used in the Agreement

The detailed technical and technological description of the Invention is set out in Annex No. 1 to the Agreement. The Parties understand by Invention the products selected jointly by KALMÁR NAGY Imre and the Legal Successor and checked by previous invention research.

The Parties understand by documentation the detailed technical and technological description of the Invention (plans of execution and manufacture), on the basis of which the equipment can be manufactured and whose takeover is acknowledged by the Legal Successor by signing this Agreement.

II.	Purpose of the Agreement
It is the purpose of this Agreement that the Inventor transfers to the Legal Successor the exclusive right of the Invention's exploitation and patenting, with the objective that the Legal Successor has the Invention patented, registered as patent in the patent registers and manufactures or has the Invention manufactured or utilise it in the course of manufacturing processes in the future, in the course of the exploitation of any potential patent (hereinafter: Patent), and, furthermore, the Legal Successor may transfer its exclusive right of exploitation to a third party (which may also be a US public limited company to be established jointly by the Parties), so that the Parties should proportionately share in the fees thus received.

III.	Subject-Matter of the Agreement
On the basis of the Agreement the Inventor assigns the right of patenting and exploiting the Invention, in the course of the patenting procedure the Legal Successor will become the exclusive and fully authorised legal successor of the Inventor, and the patent claim linked to the Invention shall be due to the Legal Successor, while the Legal Successor shall pay a fee in exchange.

On the basis of the Agreement the Inventor obliges himself to make all efforts for the unhindered continuous development of the Invention, whose costs shall be fully borne by the Legal Successor under this Agreement.

With regard to the fact that there has not existed and does not exist any employment relation (or any other similar legal relation directed to the performance of work) between the Inventor and the Legal Successor, the Parties declare that the Invention is no service or employee invention on the basis of the relationship between the Parties, consequently this Agreement is no invention fee agreement or an agreement directed to the exploitation of employee invention. The legal provisions relating to the service and employee inventions may not apply to the Parties' legal relation included in this Agreement.

IV.	Delivery and Receipt of Rights

1. Extent of the assigned right
By signing this Agreement the patent claim shall devolve upon the Legal Successor, as legal successor of the Inventor.

By signing this Agreement the Inventor expressly consents to the submission of the patent application and to the publication of the Invention, however, the Legal Successor will be authorised to do these acts.

The Agreement is made for unlimited period of time and it shall cover, without any territorial restriction, all characteristics of the Invention (and the Patent), as solution, any possible claims, all methods and extents of exploitation.

The Inventor shall warrant throughout the term of the Agreement that the Invention was created solely by him, and no third party has any right relating to the Invention which could hinder or restrict the patenting or exploitation.

The Inventor shall also warrant that the Invention is technically feasible, operable, and he acknowledges that a sample material, a prototype have been handed over to the Legal Successor for the purposes of plant experiments and measurements, and the Legal Successor has made sure the appropriate operation thereof.

2. Exclusivity, transferability
Based on the express agreement of the Parties the Legal Successor will acquire the exclusive right to the patent claim by this Agreement, and in the event of granting the Patent the Legal Successor, as patentee will be entitled to the exploitation of the Patent in any manner whatsoever and to decision-making thereon with the consent of the Inventor.

The Parties expressly agree that the Legal Successor will not be entitled to assign to any third party the rights embodied by and transferred in this Agreement or to grant licence of utilisation to any third party without any further permission and consent. The Legal Successor shall inform the Inventor on any major decision and they shall make the decision with common consent in each case.

3. Obligation of disclosure of information
The Inventor shall disclose to the Legal Successor any necessary information (thus particularly the information required in the patent proceeding) related to the Invention, supply deeds and documents, inform the Legal Successor on any relevant rights and important circumstances and disclose the economic, technical and organisational knowledge and experience (know-how) related to the implementation of the Invention.

In the event of the transfer to a third party of such rights the obligations set out in this Clause shall charge the Inventor vis-à-vis this third party.

The Inventor obliges himself to make or obtain the declarations required for the patenting of the Invention and for recording the Legal Successor, as patentee, in the register kept on patent applications and/or in the patent register, furthermore, he will do all legal acts required for the Legal Successor's acquisition of right, and whose performance is not possible or is possible for the Legal Successor only in the event of undertaking essentially more difficulties.

4. Counter-value, consideration
60%, say sixty percent, of all revenues due in the course of the exploitation of the Invention (including the fees payable by the third party, if the Legal Successor assigns the exclusive right of exploitation or the patent right to a third party) shall be due to the Legal Successor, while 40%, say forty percent thereof shall be due to the Inventor as gross inventor's fee (royalty), i.e. the inventor's fee shall include, based on the express agreement of the Parties, the general turnover tax (VAT) payable, as well as the amounts of the deductible taxes and other public dues.

All costs related to the patenting, exploitation of the Invention and the assignment of the related rights (expenditures in material and personal nature, out-of-pocket expenses, fees and duties, etc.) shall charge the Legal Successor.

The Legal Successor agrees to pay HUF 5,000,000, say five million Forints gross for each 3 pieces of jointly accepted inventions to the Inventor after the documented delivery of the inventions.

The costs of the manufacturing activity linked to the Patent, the costs related to the manufacturing processes and the sales of the products shall be borne jointly by the Parties, i.e. in the event of direct manufacture and sales (or manufacture and sales made with the involvement of subcontractor) it will not be 40% of the Legal Successor's revenue, but 40%, say forty percent, of the operational result derived from this activity for the Legal Successor, which shall be due to the Inventor, as inventor's fee.

5. Performance of payment obligations, payment securities
The Legal Successor shall send the Inventor a written notice (settlement of accounts) on the inventor's fee regulated in Clause IV. 4. above, the last day of each quarter inclusively, within 10 (ten) business days following the given quarter. The Inventor shall, within 10 (ten) business days of receipt, approve the settlement of accounts in writing or he may dispute it in writing, in the absence of which the settlement of accounts shall be deemed to have been expressly accepted and approved. The Inventor may dispute the settlement of accounts subsequently exclusively with reference to the fact that he was deluded in respect of the facts serving as basis for the settlement of accounts.

6. Checking of the business books
The Inventor will be entitled to check the appropriateness of the settlement of accounts defined in Clause IV. 5 above and to inspect the financial certificates linked to this Agreement at the Inventor's head office (premises).

V. Miscellaneous Provisions

1. Territorial effect of the Agreement
The territorial effect of the Agreement shall cover all countries of the Earth without restriction.

2. Term of the Agreement, expiry of the Agreement
The Parties conclude the Agreement for indefinite term from signature.

3. Amendment to the Agreement
Both Parties reserve the right of amendment, if that variation is advantageous for both Parties
The Agreement shall cease to exist for the future, if
•
the potential Patent itself, i.e. all rights linked to the Patent (including the status of patentee) is sold to a third party and the Parties have settled accounts with each other on the basis thereof.

3. Reasons for termination. Stipulation of the right of termination by extraordinary notice.
The Agreement may not be terminated by ordinary notice.

The Agreement may be terminated by either Party with extraordinary notice with immediate effect, in writing, if the other Party violates the Agreement seriously, in spite of written warning of the consequences. The Parties shall deem the following circumstances to be serious breaches:
•	The Inventor fails to meet its obligations of warranty defined in Clause IV. 1. of this Agreement in any respect;
•	The Legal Successor fails to pay the inventor's fee approved by the Inventor in spite of written notice, within 30 (thirty) days of the notice.

4. Stipulation of the applicable law
In the issues not regulated in the Agreement the Parties shall consider the provisions of Hungarian law, thus particularly those of the Patent Act (Act XXXIII of 1995 on the Patent Protection of Inventions) and the Civil Code, to be compulsory for themselves.

5. Amicable settlement of legal disputes resulting from the Agreement. Stipulation of jurisdiction.
In the event of any possible legal disputes related to the Agreement the Parties shall make efforts for settlement through negotiations. Should this have no result, the Parties stipulate already now the exclusive jurisdiction of the [Budapest] Metropolitan Court.

6. Confidentiality
The Parties hereto agree that the facts, data and information they have become aware of relating to each other in the course of the conclusion and performance of the Agreement shall qualify as business secret and they shall handle them confidentially, in accordance with the rules relating to business secret. This obligation shall cover the Parties' employees, representatives, subcontractors, etc. and in general any persons who/which obtain the business secret with the contribution of the given Party in the interest of the performance of the Agreement.

The protection of business secret shall cover also the fact that no party will be entitled to make accessible or to disclose to any third party any information or document related to the Agreement, particularly any information, business idea, plan, design or method that has become known to him/it on the business or marketing activity of the other Party, without the written consent of the other Party.

The Parties hereto lay down that also the information acquired with the contribution of a person being in fiduciary relation or business relation with the other Party, at the time or prior to the acquisition of the secret, without the consent of the other Party, shall qualify as violation of business secret.

The confidentiality provisions shall remain in force and effect until the elapse of 5 (five) years after the termination of the Agreement.

7. Notices
The notices related to the Agreement shall be forwarded to the Party concerned in writing, in registered mail, through hand delivery or via telefax message to the address defined below or to the address communicated by the other Party previously for this purpose.

If to the Inventor:

KALMÁR NAGY Imre
1022 Budapest, Alsótörökvész út 14.
E-mail:
Telephone: 30 / 202 29 46
Telefax:

If to the Legal Successor:
Vidatech Kft.
1095 Budapest, Soroksári út 94-96.
E-mail: info@powerofthedream.com
Telephone: +36-1-456-6061
Telefax: +36-1-456-6062

The Parties shall communicate to each other in writing, without delay, any change in the addresses defined in this Clause or in the identity of the person to be notified, which change will not require any amendment to the Agreement; the defaulting Party may not enforce the damages resulting from defaulting the announcement.

The notices shall be deemed to have been served as follows: in the event of hand delivery, when the consignment is taken over by the recipient; in the event of mailing, when the acknowledgement of receipt is signed by the recipient; if the acknowledgement of receipt is not signed, then on the fifth business day following the second attempt of service; in the event of telefax communication, when confirmation is received at the end of the transmission, relating to the successful transmission; in the event of e-mail message, when the sending Party has received confirmation of the receipt of the message.

The Parties have read and interpreted this Agreement and then signed it approvingly, as a deed in full conformity with their will.

Budapest, 13 August 2007

/s/ Imre Kalmar Nagy	/s/ Daniel Kun
KALMÁR NAGY Imre, Inventor	Legal Successor, the representative thereof

/s/ Viktor Rozsnyay
on behalf of Power of the Dream Ventures, Inc.

ANNEX NO. 1 FORMING THE INSEPARABLE PART OF THE
INVENTION TRANSFER AGREEMENT
A

The Invention Transfer Agreement dated 13 August 2007 (hereinafter: Agreement), entered into by and between KALMÁR NAGY Imre (residential address: 1022 Budapest, Alsótörökvész út 14., mother's name: DUBECZ Margit)
(hereinafter: Inventor), on the one hand;
and VIDATECHTechnológiai Kutató, Fejlesztő és Szolgáltató Korlátolt Felelősségű Társaság (head office: 1095 Budapest, Soroksári út 94-96.; company registration No.: 01-09-870107, recorded at the [Budapest] Metropolitan Court as Court of Registration, represented by: KUN Dániel Jr., Managing Director; hereinafter: Legal Successor).

Invention:
1.	KALMÁR NAGY Imre's invention on the subject-matter of "Fire-Resistant Liquid"
2.	KALMÁR NAGY Imre's invention on the subject-matter of "Technology for Processing Communal Waste"
3.	KALMÁR NAGY Imre's invention on the subject-matter of "Technology for Repairing Potholes"

Budapest, 13 August 2007

/s/ Imre Kalmar Nagy	/s/ Daniel Kun
KALMÁR NAGY Imre, Inventor	Legal Successor, the representative thereof

/s/ Viktor Rozsnyay
on behalf of Power of the Dream Ventures, Inc.